Exhibit 21
ROGERS CORPORATION AND CONSOLIDATED SUBSIDIARIES
Subsidiaries of the Registrant

Company	Percentage of Voting Securities Owned	Jurisdiction of Incorporation or Organization

Rogers Japan Inc.	100%	Delaware
Rogers Southeast Asia, Inc.	100%	Delaware
Rogers Taiwan, Inc.	100%	Delaware
Rogers Technologies Singapore, Inc.	100%	Delaware
Rogers Technologies (Suzhou) Co., Ltd.	100%	China
World Properties, Inc.	100%	Illinois
Rogers BVBA	100%	Belgium
Rogers GmbH	100%	Germany
Rogers U.K. Ltd.	100%	England
Rogers International Trading (Shanghai) Co. Ltd.	100%	China
Rogers KF, Inc.	100%	Delaware
Rogers Luxembourg Sarl	100%	Luxembourg
Rogers Benelux Sarl	100%	Luxembourg
Rogers Worldwide LLC	100%	Delaware
Rogers New Territories Corporation Limited	100%	Hong Kong
Rogers Asia Holding Company Limited	100%	Hong Kong
Rogers Pacific Limited	100%	Hong Kong
Utis Co., Ltd.	100%	Korea
Rogers Germany GmbH	100%	Germany
Rogers Korea, Inc.	100%	Korea
Arlon Holdings, LLC	100%	Delaware
Arlon LLC	100%	Delaware
Arlon MED International LLC	100%	Delaware
Rogers Material Technologies (Suzhou) Co., Ltd	100%	China
Arlon Materials for Electronics Co., Ltd	100%	China
Rogers Hungary KfT	100%	Hungary
Rogers Finance (Ireland) Unlimited Company	100%	Ireland
Rogers Finance (Luxembourg) Sarl	100%	Luxembourg
Chandler Holdings I Corporation	100%	Delaware
DeWAL Industries, Inc.	100%	Rhode Island
Diversified Silicone Products Corporation	100%	Delaware

Rogers Inoac Corporation *	50%	Japan
Rogers Inoac Suzhou Corporation *	50%	China

*
These entities are unconsolidated joint ventures and accordingly are not included in the consolidated financial statements of Rogers Corporation, except to the extent required by the equity method of accounting.